AMENDMENT NO. 1

TO

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated May 15, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to change the name of Invesco Oppenheimer Portfolio Series: Active Allocation Fund to Invesco Active Allocation Fund, Invesco Oppenheimer Portfolio Series: Conservative Investor Fund to Invesco Select Risk: Conservative Investor Fund, Invesco Oppenheimer Portfolio Series: Growth Investor Fund to Invesco Select Risk: High Growth Investor Fund and Invesco Oppenheimer Portfolio Series: Moderate Investor Fund to Invesco Select Risk: Moderate Investor Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Invesco Active Allocation Fund

Invesco Select Risk: High Growth Investor Fund

Invesco Select Risk: Conservative Investor Fund

Invesco Select Risk: Moderate Investor Fund

Invesco Oppenheimer International Diversified Fund

Invesco Oppenheimer Main Street Small Cap Fund

Invesco Oppenheimer Main Street Mid Cap Fund”